Exhibit 107

Calculation of Filing Fee Table
424(b)(5)
(Form Type)

INDEPENDENCE REALTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.01 per share	456(b) and 457(r)	11,500,000 (1)	$19.75	$227,125,000.00	$0.00014760	$33,523.65
				Total Offering Amounts		$227,125,000.00	$0.00014760	$33,523.65
				Total Fees Previously Paid		—	—	—
				Total Fee Offsets		—	—	—
				Net Fee Due		—	—	$33,523.65 (2)
(1)Includes 1,500,000 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.
(2)The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-272640) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.